EXHIBIT NO. 99.1 TO SCHEDULE 13G

JOINT FILING AGREEMENT

February 7, 2025

Commonwealth of Pennsylvania Public School Employees Retirement System and GCM Diversified Infrastructure, L.P. hereby agree that, unless differentiated, this Schedule 13G is filed on behalf of each of the parties.

Commonwealth of Pennsylvania Public School Employees Retirement System

BY: /s/ Robert J. Devine

Robert J. Devine/Deputy Chief Investment and Operations Officer

GCM Diversified Infrastructure, L.P.

BY: GCM CFIG GP, LLC, its General Partner

BY: /s/ Girish Kashyap

Girish Kashyap/Authorized Signatory